                                                                    EXHIBIT 99.1


                                [HAWTHORNE LOGO]

                         HAWTHORNE FINANCIAL CORPORATION
                                  PRESS RELEASE

OCTOBER 23, 2003
IMMEDIATE RELEASE

Contact: Ms. Simone Lagomarsino, President and Chief Executive Officer
         (310) 725-5631
         Mr. David Rosenthal, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL REPORTS CONTINUED STRONG EARNINGS FOR THIRD QUARTER OF 2003

(El Segundo, CA) Hawthorne Financial Corporation, (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., today announced that third quarter 2003 net income increased 27.9% to $7.2 million, compared to $5.6 million a year earlier. Diluted earnings per share for the quarter were $0.57, representing an increase of 23.9%, compared to $0.46 for the third quarter of 2002, after adjustment for the previously announced 50% stock dividend.

Year-to-date net income for 2003 grew to $20.8 million, an increase of 23.9%, compared with net income of $16.8 million, for the nine months ended September 30, 2002. Net income resulted in diluted earnings per share, for the nine months ended September 30, 2003 of $1.66, a 14.5% increase, compared to the $1.45 earned in the same period in 2002.

Earnings per share computations in all periods have been adjusted for the impact of the Company's 3-for-2 stock split in the form of a 50% stock dividend announced on September 25, 2003. The stock dividend to shareholders of record as of October 6, 2003 will be distributed on or about October 27, 2003. Cash will be paid in lieu of fractional shares based on the closing stock price on the record date. In addition, shares reserved under the Company's stock incentive plan and warrants outstanding on the record date were adjusted to reflect the stock dividend.

Prior to the distribution of the stock dividend, there were approximately 7.7 million shares of common stock outstanding. Following distribution of the stock dividend, the number of shares outstanding increased to 11.6 million.

QUARTERLY HIGHLIGHTS

- The Company's net income of $7.2 million during the quarter and $20.8 million during the nine months ended September 30, 2003 reflect Hawthorne's consistent earnings performance.

- The Bank achieved record loan originations during the first nine months of 2003 of $773.0 million, compared to $527.9 million during 2002, an increase of 46%, a continued confirmation of the Bank's solid lending franchise and the successful integration of its first acquisition.

-    During the nine months  ended  September  30,  2003,  non-interest  bearing
     checking   account   balances   increased  20%  on  an  annualized   basis,
     demonstrating  the Company's  commitment to increasing  franchise  value.

- Deposit fee income increased 29% during the nine months ended September 30, 2003, compared to the same period in 2002 as a result of new initiatives, including the Bank's new courtesy overdraft program.

- The ratio of general and administrative expense (excluding other/legal settlement) ("G&A") to average assets improved to 1.64% for the nine months ended September 30, 2003, compared with 1.82% for the nine months ended September 30, 2002, reflecting the Company's commitment to improve efficiency.

-    Asset quality measurements remain at historically strong levels.

                         HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 2 OF 11

"Quarter after quarter, our employees have delivered impressive results despite the difficult interest rate environment in which we have operated, and continue to face today," said Simone Lagomarsino, President and Chief Executive Officer of Hawthorne Financial. "This record of success fortifies our conviction that strategic decisions based on long-term objectives will best serve the interest of our shareholders," she added. "To that end, we actively evaluate all opportunities including acquisitions that are attractive strategically and financially. Our projections for EPS growth for 2004 without an acquisition are in the 7 - 12% range currently, based upon our projection for net loan growth," she concluded.

RETURN ON ASSETS/RETURN ON EQUITY

Key performance measurements for the third quarter improved in comparison with the second quarter of 2003. Net income for the three months ended September 30, 2003 resulted in an annualized return on average assets ("ROA") of 1.12%, compared with a ROA of 1.08% for the second quarter of 2003. The annualized return on average equity ("ROE") was 16.51% for the three months ended September 30, 2003, compared with 16.34% for the second quarter of 2003.

NET INTEREST INCOME

Net interest income of $19.6 million, for the current quarter, reflected an increase of 11.6% compared to the $17.6 million of net interest income earned in the third quarter of 2002. Net interest income earned in the nine months ended September 30, 2003 was $60.9 million reflecting an increase of 17.8% compared to the same period in 2002. Net interest income was positively impacted year-over-year by: 1) inclusion of the net assets from the acquisition of First Fidelity in August 2002, 2) continued strong origination volume of $773.0 million, 3) the majority of ARM loans ($1.4 billion) reaching their contractual floors and 4) income from the investment securities portfolio.

Although net interest income for the third quarter of 2003 was relatively consistent with the prior quarter, net interest margin compressed by 5 basis points compared to the prior quarter, primarily due to the differential in rates on new loans, compared to the higher rates on loans that paid off, as well as 67.4% of the Company's funding sources having rates that are contractually fixed. The Company's net interest margin for the three and nine months ended September 30, 2003 was 3.13% and 3.25%, respectively, compared with 3.38% and 3.57% during the same periods in 2002. During 2003, both net interest income and net interest margin continued to be adversely impacted as borrowers refinanced loans, which resulted in $614.7 million in prepayments with a weighted average interest rate of 7.00% for the nine months ended September 30, 2003, while new loan originations had a weighted average yield of 5.27% during the same period. As a result, the yield on loans receivable was 5.81% and 6.13% during the three and nine months ended September 30, 2003, respectively, compared to 6.92% and 7.28% during the same periods in 2002.

The reduction in the net interest margin was slightly mitigated by the Company's ability to reduce the overall cost of funds. The average cost of funds for the Company decreased to 2.41% during the third quarter of 2003, and to 2.65% year-to-date compared to 3.34% and 3.55%, during the same periods in 2002. The reduction in the cost of funds is due to the combination of the continued downward pressure on interest rates, maturing certificates of deposit with higher than current market rates, and the planned shift in the deposit mix. As a result, the overall cost of funds for the third quarter was 30 basis points lower than the prior quarter. During the fourth quarter of 2003, approximately $366.9 million of CDs are scheduled to mature. The weighted average cost of these CDs is 2.31%, which is approximately 1% higher than the current 6 month CD rate. The Bank believes this represents an opportunity to further lower the overall cost of deposits.

Hawthorne's lending team has produced record levels of loan originations in recent quarters, yet the Bank's net interest margin has concurrently been adversely impacted due to record levels of prepayments and the resulting 2.2% annualized decrease in the loan portfolio during the year. "Continued strong loan production, coupled with aggressive efforts to lower the overall cost of funds and redistribute the deposit mix, is the combination that will produce the best long-term results," Ms. Lagomarsino said. "Loan prepayments appear to be declining. Our current volume of demands for payoff are at the lowest levels in six months. However, due to significant levels of prepayments to date, we are revising previously announced guidance for the 2003 net interest margin to 3.18% to 3.23%. Further, we project that the net interest margin during 2004 will be in a range of 3.05% to 3.15%," Ms. Lagomarsino added.

                         HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 3 OF 11


NONINTEREST REVENUE

Noninterest revenue were $2.6 million for the quarter, a 47.0% increase compared to the same period in 2002. For the nine months ended September 30, 2003, noninterest revenue were $6.2 million, a 47.7% increase, compared to the $4.2 million earned during the same period in 2002. Loan and other related fees represented 57.9% of noninterest revenue for the nine months ended September 30, 2003, compared to 65.3% during the same period in 2002. During both periods, these fees were comprised primarily of prepayment fees resulting from the high level of refinancings. Fee income on deposits increased 35.8% during the third quarter 2003, compared with the same period in 2002, as a result of the growth in core transaction deposits and other fee generating initiatives.

The Company continues to expand its product array and as a result, the ratio of products per household increased to 2.71 at September 30, 2003, compared with
2.64 for the prior quarter.

NONINTEREST EXPENSE

Total G&A was $10.3 million and $31.7 million for the three and nine months ended September 30, 2003, respectively, compared with $10.4 million and $26.8 million incurred in the same periods of 2002. "Improving efficiency continues to be a priority and the results of our continued success is evidenced by the fact that G&A to average assets decreased to 1.64% for the nine months ended September 30, 2003, compared with 1.84% for the year ended December 31, 2002," commented Ms. Lagomarsino. "As previously stated, the Company has been successful in significantly reducing G&A as a percentage of average assets in each of the last five years," she concluded. The Company's efficiency ratio was 46.90% for the nine months ended September 30, 2003, which was better than the 46.99% achieved during the first half of 2003 and the 48.07% during the year ended 2002, as previously reported.

The Company's efficiency ratio measurements are better than its peer group, and the Company remains committed to reducing the ratio of G&A to average assets and the efficiency ratio. The Company anticipates that the ratio of G&A to average assets for 2003 will be in line with previous guidance of 1.6%, reflecting management's diligence in controlling expenses. However, due to the compression of the net interest margin, the efficiency ratio is expected to be slightly higher than the guidance level for 2003. The expectation is that the efficiency ratio will be slightly over 46% for 2003 rather than the previously announced guidance of 45%. The Company expects slight improvement in both of these ratios in 2004.

LOANS

Loans receivable averaged $2.1 billion during the third quarter of 2003, which was comparable to the prior quarter, while reflecting a 16.3% increase compared to average loans outstanding during the third quarter of 2002. New loan originations were $287.8 million and $773.0 million for the three and nine months ended September 30, 2003, respectively, which represented increases of almost 50%, compared to originations during the same periods in 2002. "We reiterate our guidance for loan growth for 2003 to between flat and 5% based on our current robust pipeline and our anticipation of a reduction in loan prepayments in the fourth quarter," Ms. Lagomarsino said. The Company has experienced loan prepayments of 44% annualized during the third quarter and 38% annualized year to date 2003. "We are encouraged because it appears that prepayments peaked in August. Prepayments in September were 10.3% less than in August, and prepayments for October to date are 14% lower than at this time in September. As a result, we are projecting prepayments to be in the range of 25% to 30% in 2004, and with our strong loan origination volume we anticipate net loan portfolio growth of between 15% to 20% in 2004," Ms. Lagomarsino concluded.

                         HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 4 OF 11


DEPOSITS

Total deposits increased slightly to $1.74 billion at September 30, 2003, from $1.66 billion at December 31, 2002, a 5.9% annualized increase. As of September 30, 2003, the Bank had 68,742 total retail deposit accounts, 40,302 total households and 22,655 checking accounts (including interest-bearing and non interest-bearing), which reflected annualized increases from the year ended December 31, 2002 of 5.3%, 1.5% and 10.8%, respectively. The level of transaction accounts to total deposits at September 30, 2003, remained relatively inline with year-end 2002 levels at 39.0% compared to 38.3%. However, the annualized growth in noninterest-bearing checking balances and in the number of accounts was 19.6% and 5.8%, respectively, reflecting the Company's continued emphasis on growing these core deposits and thus lowering the cost of funds.

ASSET QUALITY

Management said that classified assets remain at historically low levels. At September 30, 2003, classified assets totaled $13.2 million, or 0.51% of total Bank assets, compared to $33.1 million, or 1.37% of total Bank assets, a year earlier. Year-to-date, classified assets have decreased $10.5 million, or approximately 44.4% from December 31, 2002. During the third quarter, nonaccrual loans decreased primarily due to the foreclosure of one loan in July ($2.2 million), which was subsequently sold at the approximate carrying value in September, and the payoff of three loans ($0.9 million). Nonaccrual loans to total assets remains lower than the Bank's peer group and decreased to 0.26% at September 30, 2003 from 0.37% in the prior quarter. At September 30, 2003, the ratio of total allowance for credit losses to loans receivable, net of specific valuation allowance, was 1.60%, compared with 1.64% at December 31, 2002 and 1.68% at September 30, 2002. The reduction in the number of loans greater than $10.0 million further improved the Bank's risk profile. At September 30, 2003, there was only one loan greater than $10.0 million, compared to three and seven loans at December 31, 2002 and December 31, 2001, respectively.

Based on the current assessment of asset quality and economic indicators, the Bank anticipates that the provision for credit losses for the remainder of the year will be consistent with the third quarter of 2003.

STOCK REPURCHASES

During the third quarter of 2003, 32,752 shares were repurchased at an average price of $38.01. As of September 30, 2003, cumulative repurchases were 1,359,144 shares at an average price of $22.20. Currently, $2.4 million remains available for additional share repurchases under previously announced repurchase authorizations.

CAPITAL LEVELS

At September 30, 2003, the Bank remained well-capitalized with core, tier 1 and risk-based capital ratios of 7.75%, 11.21% and 12.47%, respectively. The minimum ratios for well-capitalized banks are 5%, 6% and 10% for core capital, tier 1 and risk-based capital, respectively.

CONFERENCE CALL

The Company will host a telephone conference call today, October 23, 2003, to discuss the results of the third quarter and to answer questions of participants. The call is scheduled to begin at 1:00 p.m. Eastern time (10:00 a.m. Pacific). Audio access to the conference call will also be available through a live Webcast over the Internet at www.hawthornesavings.com. The Webcast of this conference call will be available for replay through November 21, 2003 by accessing the same link.

ABOUT HAWTHORNE SAVINGS

Hawthorne Savings, F.S.B., with total assets of $2.6 billion, operates fifteen branches in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. The Company specializes in real estate secured loans within the markets it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate and 3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. The

                         HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 5 OF 11


Company funds its loans predominantly with retail deposits generated through its fifteen full service retail offices and FHLB advances.

Hawthorne Savings, F.S.B., continues to keep pace with the changing face of banking by regularly introducing its customers to new products, such as the Global Access Check Card, online banking and investments. For more information, please call 888-TRUE-411 or visit the Bank online at www.hawthornesavings.com.

                                    * * * * *

When used in this press release or in future press releases, filings by Hawthorne Financial Corporation ("Company") with the Securities and Exchange Commission ("SEC"), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company's financial performance and cause actual results for future period to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company's business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including: general economic conditions in its market area, particularly changes in economic conditions in the real estate industry or real estate values in our market, changes in market interest rates, loan prepayments continuing at the current pace or increasing, increased competition in the Company's niche markets that impacts pricing and/or credit standards, risk associated with credit quality, outcome of pending litigation, inherent market risk associated with treasury activities, risks associated with management's investment strategy, the Company's ability to successfully identify, negotiate or finance strategic acquisition targets or implement new strategic initiatives, and other risks with respect to its business and/or financial results detailed in the Company's press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                        HAWTHORNE FINANCIAL CORPORATION

THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 6 OF 11




CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(DOLLARS IN THOUSANDS)


                                                                          SEPTEMBER 30,           DECEMBER 31,
                                                                              2003                    2002
                                                                          -------------           ------------
Assets:
Cash and cash equivalents                                                $   12,724               $   21,849
Investment securities available-for-sale, at fair value                     365,127                  267,596
Loans receivable (net of allowance for credit losses
  of $33,745 in 2003 and $35,309 in 2002)                                 2,079,373                2,114,255
Accrued interest receivable                                                  10,176                   11,512
Investment in capital stock of Federal Home Loan Bank, at cost               33,602                   34,705
Office property and equipment at cost, net                                    5,474                    5,106
Deferred tax asset, net                                                      10,199                   10,068
Goodwill                                                                     22,970                   22,970
Intangible assets                                                             1,080                    1,388
Other assets                                                                 33,594                    5,521
                                                                         ----------               ----------
   Total assets                                                          $2,574,319               $2,494,970
                                                                         ==========               ==========
Liabilities and Stockholders' Equity:
 Liabilities:
  Deposits:
   Noninterest-bearing                                                   $   45,671               $   39,818
   Interest-bearing:
    Transaction accounts                                                    631,225                  597,528
    Certificates of deposit                                               1,059,995                1,025,464
                                                                         ----------               ----------
     Total deposits                                                       1,736,891                1,662,810
  FHLB advances                                                             586,572                  600,190
  Capital securities                                                         51,000                   51,000
  Accounts payable and other liabilities                                     22,383                   17,904
                                                                         ----------               ----------
      Total liabilities                                                   2,396,846                2,331,904
                                                                         ----------               ----------
Stockholders' Equity:
 Common stock -- $0.01 par value; authorized 20,000,000
   shares; issued, 13,641,453 shares (2003) and
   12,864,072 shares (2002) (1)                                                  91                       86
 Capital in excess of par value -- common stock                              83,654                   81,087
 Retained earnings                                                          125,950                  105,134
 Accumulated other comprehensive (loss)/income                               (1,997)                   1,504
 Less:
   Treasury stock, at cost -- 2,046,816 shares (2003) and
    1,782,575 shares (2002) (1)                                             (30,225)                 (24,745)
                                                                         ----------               ----------
      Total stockholders' equity                                            177,473                  163,066
                                                                         ----------               ----------
      Total liabilities and stockholders' equity                         $ 2,574,319              $2,494,970
                                                                         ==========               ==========

(1) Reflects a 3-for-2 stock split in the form of a 50% stock dividend.

                        HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 7 OF 11


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)


                                                                           THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                              SEPTEMBER 30,          SEPTEMBER 30,
                                                                           ------------------      ------------------
                                                                             2003       2002       2003         2002
                                                                           -------     -------    -------     -------
Interest revenue:
 Loans                                                                     $30,766     $31,496    $97,566     $94,389
 Investments securities                                                      2,672       1,149      8,227       1,218
 Investment in capital stock of FHLB, fed funds and other                      372         985      1,167       2,935
                                                                           -------     -------    -------     -------
   Total interest revenue                                                   33,810      33,630    106,960      98,542
                                                                           -------     -------    -------     -------
Interest cost:
  Deposits                                                                   8,505       8,975     27,477      27,002
  FHLB advances                                                              4,923       5,610     16,320      15,903
  Senior notes                                                                --           801       --         2,412
  Capital securities                                                           736         633      2,264       1,536
                                                                           -------     -------    -------     -------
   Total interest cost                                                      14,164      16,019     46,061      46,853
                                                                           -------     -------    -------     -------
Net interest income                                                         19,646      17,611     60,899      51,689
Provision for credit losses                                                     50         100        450         770
                                                                           -------     -------    -------     -------
   Net interest income after provision for credit losses                    19,596      17,511     60,449      50,919
Noninterest revenue:
  Loan related and other fees                                                1,656       1,125      3,620       2,763
  Deposit fees                                                                 554         408      1,476       1,144
  Other                                                                        349         208      1,152         322
                                                                           -------     -------    -------     -------
   Total noninterest revenue                                                 2,559       1,741      6,248       4,229
Income/(loss) from real estate operations, net                                 (48)          2        (51)         71
Noninterest expense:
  General and administrative expense:
   Employee                                                                  5,324       5,683     16,989      15,415
   Operating                                                                 2,329       2,282      7,008       5,301
   Occupancy                                                                 1,357       1,027      3,933       2,882
   Professional                                                                710         658      1,496       1,364
   Technology                                                                  478         423      1,562       1,163
   SAIF premiums and OTS assessments                                           173         145        503         413
   Other/legal settlements                                                     (54)        198        210         218
                                                                           -------     -------    -------     -------
    Total general and administrative expense                                10,317      10,416     31,701      26,756
                                                                           -------     -------    -------     -------
Income before income taxes                                                  11,790       8,838     34,945      28,463
Income tax provision                                                         4,614       3,227     14,129      11,666
                                                                           -------     -------    -------     -------
Net income                                                                 $ 7,176     $ 5,611    $20,816     $16,797
                                                                           =======     =======    =======     =======
Basic earnings per share (1)                                               $  0.62     $  0.54    $  1.81     $  1.86
                                                                           =======     =======    =======     =======
Diluted earnings per share (1)                                             $  0.57     $  0.46    $  1.66     $  1.45
                                                                           =======     =======    =======     =======
Weighted average basic shares outstanding (1)                               11,598      10,365     11,499       9,051
                                                                           =======     =======    =======     =======
Weighted average diluted shares outstanding (1)                             12,567      12,135     12,512      11,568
                                                                           =======     =======    =======     =======


(1) Reflects a 3-for-2 stock split in the form of a 50% stock dividend.

                        HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 8 OF 11


SUPPLEMENTAL INFORMATION - CLASSIFIED ASSETS (UNAUDITED)
(Dollars in thousands)


                                                       SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                           2003             2002             2002
                                                       ------------     ------------    -------------
Risk Elements:
  Nonaccrual loans                                      $    6,745       $    7,675      $    8,683
  Real estate owned, net                                        --               --              --
                                                        ----------       ----------      ----------
                                                             6,745            7,675           8,683
Performing loans classified substandard or lower (1)         6,423           16,002          24,461
                                                        ----------       ----------      ----------
   Total classified assets                              $   13,168       $   23,677      $   33,144
                                                        ==========       ==========      ==========
   Total classified loans                               $   13,168       $   23,677      $   33,144
                                                        ==========       ==========      ==========
Loans restructured and paying in accordance with
 modified terms (2)                                     $    2,331       $    2,468      $    2,109
                                                        ==========       ==========      ==========
Gross loans before allowance for credit losses          $2,113,118       $2,149,564      $2,136,953
                                                        ==========       ==========      ==========
Loans receivable, net of specific valuation
 allowance                                              $2,112,865       $2,149,376      $2,136,165
                                                        ==========       ==========      ==========
Delinquent loans:
  30 - 89 days                                          $    8,771       $    5,357      $    7,527
  90+ days                                                   3,955            7,175           7,204
                                                        ----------       ----------      ----------
   Total delinquent loans                               $   12,726       $   12,532      $   14,731
                                                        ==========       ==========      ==========
Allowance for credit losses:
  General valuation allowance ("GVA") (3)               $   33,492       $   35,121      $   35,085
  Specific valuation allowance ("SVA")                         253              188             788
                                                        ----------       ----------      ----------
   Total allowance for credit losses (3)                $   33,745       $   35,309      $   35,873
                                                        ==========       ==========      ==========

Net loan charge-offs:
  Net charge-offs for the quarter ended (4)             $      326       $      664      $       73
  Percent to loans receivable, net of SVA (annualized)        0.06%            0.12%           0.01%
Percent to beginning of period allowance for credit
 losses (annualized)                                          3.69%            7.40%           1.02%
Selected asset quality ratios at period end:
  Total nonaccrual loans to total assets                      0.26%            0.31%           0.36%
  Total allowance for credit losses to loans
   receivable, net of SVA                                     1.60%            1.64%           1.68%
Total GVA to loans receivable, net of SVA                     1.59%            1.63%           1.64%
Total allowance for credit losses to
 nonaccrual loans                                           500.30%          460.05%         413.14%
Total classified assets to Bank core capital and GVA          5.66%           10.81%          15.49%

--------------------
(1) Excludes nonaccrual loans.
(2) Troubled debt restructured loans not classified and not on nonaccrual.
(3) During the third quarter of 2003, $1.3 million in reserves for unfunded commitments were reclassified to other liabilities.
(4) During the course of the year, charge-offs are generally anticipated and reflected as specific valuation allowances.

                        HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 9 OF 11




NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)

                                                              THREE MONTHS ENDED SEPTEMBER 30,
                                           -----------------------------------------------------------------------
                                                            2003                             2002
                                           -------------------------------------  --------------------------------
                                                                       WEIGHTED                            WEIGHTED
                                            AVERAGE      REVENUES/     AVERAGE     AVERAGE     REVENUES/    AVERAGE
                                            BALANCE        COSTS     YIELD/COST    BALANCE       COSTS     YIELD/COST
                                            -------      ---------   ----------   ---------    ---------  -----------

Assets:
Interest-earning assets:
 Loans receivable (1)                     $2,109,904      $30,766       5.81%    $1,814,902      $31,496      6.92%
 Investment securities                       357,761        2,672       2.99         89,777        1,149      5.08
 Investment in capital stock of
  Federal Home Loan Bank                      33,376          363       4.31         28,943          407      5.58
 Cash, fed funds and other                     3,077            9       1.16        138,455          578      1.66
                                          ----------      -------                ----------      -------
   Total interest-earning assets           2,504,118       33,810       5.38      2,072,077       33,630      6.47
                                                          -------       ----                     -------      ----
 Noninterest-earning assets                   67,742                                 41,699
                                           ---------                             ----------
     Total assets                         $2,571,860                             $2,113,776
                                          ==========                             ==========

Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  Deposits                                $1,701,244      $ 8,505       1.98%    $1,320,797      $ 8,975      2.70%
  FHLB advances                              567,927        4,923       3.39        512,926        5,610      4.28
  Senior notes                                    --           --         --         25,590          801     12.52
  Capital securities                          51,000          736       5.77         36,000          633      7.03
                                          ----------      -------                ----------      -------
     Total interest-bearing liabilities    2,320,171       14,164       2.41      1,895,313       16,019      3.34
                                                          -------       ----                     -------      ----
  Noninterest-bearing checking                45,977                                 37,661
  Noninterest-bearing liabilities             31,869                                 47,248
  Stockholders' equity                       173,843                                133,554
                                           ---------                             ----------
     Total liabilities and stockholders'
       equity                             $2,571,860                             $2,113,776
                                          ==========                             ==========
Net interest income                                       $19,646                                $17,611
                                                          =======                                =======
Interest rate spread                                                    2.97%                                 3.13%
                                                                        ====                                  ====
Net interest margin                                                     3.13%                                 3.38%
                                                                        ====                                  ====

--------------
(1) Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

                        HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 10 of 11

NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)

                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                           --------------------------------------------------------------------------
                                                            2003                             2002
                                           -------------------------------------  -----------------------------------
                                                                       WEIGHTED                            WEIGHTED
                                            AVERAGE      REVENUES/     AVERAGE     AVERAGE     REVENUES/    AVERAGE
                                            BALANCE        COSTS     YIELD/COST    BALANCE       COSTS     YIELD/COST
                                            -------      ---------   ----------   ---------    ---------  -----------
Asets:
Interest-earning assets:
  Loans receivable (1)                     $2,126,783     $97,566        6.13%   $1,729,492    $94,389        7.28%
  Investment securities                       335,557       8,227        3.27        33,162      1,218        4.91
  Investment in capital stock of
   Federal Home Loan Bank                      34,004       1,130        4.44        26,200      1,163        5.93
  Cash, fed funds and other                     3,720          37        1.33       142,183      1,772        1.67
                                           ----------     -------                ----------    -------
    Total interest-earning assets           2,500,064     106,960        5.71     1,931,037     98,542        6.81
                                                          -------        ----                  -------        ----
Noninterest-earning assets                     62,848                                15,446
                                           ----------                            ----------
    Total assets                           $2,562,912                            $1,946,483
                                           ==========                            ==========
Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
   Deposits                                $1,698,385     $27,477        2.16%   $1,212,137    $27,002        2.98%
   FHLB advances                              566,867      16,320        3.80       488,620     15,903        4.29
   Senior notes                                    --          --          --        25,715      2,412       12.51
   Capital securities                          51,000       2,264        5.92        28,022      1,536        7.31
                                           ----------     -------                ----------    -------
    Total interest-bearing liabilities      2,316,252      46,061        2.65     1,754,494     46,853        3.55
                                                          -------        ----                  -------        ----
Noninterest-bearing checking                   43,976                                36,923
Noninterest-bearing liabilities                33,796                                28,869
Stockholders' equity                          168,888                               126,197
                                           ----------                            ----------
    Total liabilities and stockholders'
      equity                               $2,562,912                            $1,946,483
                                           ==========                            ==========

Net interest income                                       $60,899                               $51,689
                                                          =======                               =======
Interest rate spread                                                     3.06%                                3.26%
                                                                         ====                                 ====
Net interest margin                                                      3.25%                                3.57%
                                                                         ====                                 ====

---------------
(1) Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

                        HAWTHORNE FINANCIAL CORPORATION


THIRD QUARTER 2003 RESULTS
OCTOBER 23, 2003
PAGE 11 of 11



NET LOAN PORTFOLIO COMPOSITION (UNAUDITED)
(Dollars in thousands)

                                        SEPTEMBER 30, 2003       DECEMBER 31, 2002
                                       --------------------     --------------------
                                        BALANCE    PERCENT        BALANCE    PERCENT
                                      ----------   -------      ----------   -------
Single family residential             $  858,482     40.87%     $  851,268    39.81%
Income property:
  Multi-family                           744,585     35.45%        689,100    32.22%
  Commercial                             336,614     16.03%        387,354    18.11%
  Development:
    Multi-family                          50,851      2.42%         57,037     2.67%
    Commercial                            15,839      0.75%         41,168     1.93%
Single family construction:
  Single family residential               66,141      3.15%         75,218     3.52%
Land                                      26,679      1.27%         32,612     1.52%
Other                                      1,239      0.06%          4,738     0.22%
                                      ----------    ------      ----------   ------
    Total loan principal (1)          $2,100,430    100.00%     $2,138,495   100.00%
                                      ==========    ======      ==========   ======

------------
(1) Excludes net deferred fees and costs.


SELECTED FINANCIAL DATA (UNAUDITED) (1)
(Dollars in thousands)


                                             THREE MONTHS ENDED     NINE MONTHS ENDED
                                               SEPTEMBER  30,         SEPTEMBER   30,
                                             ------------------     -----------------
                                             2003         2002       2003       2002
                                             ----         ----       ----       ----
PERFORMANCE RATIOS
Return on average assets (2)                 1.12%        1.06%       1.08%      1.15%
Return on average equity (2)                16.51%       16.81%      16.43%     17.75%
Efficiency ratio (3)                        46.71%       52.80%      46.90%     47.46%
G&A to average assets (4)                                             1.64%      1.82%


GROWTH RATIOS (2)
Total assets                                                          4.24%     40.45%(5)
Loans receivable, net                                                -2.20%     30.56%(5)
Total deposits                                                        5.94%     44.97%(5)

                                                               SEPTEMBER 30,    SEPTEMBER 30,
                                                                   2003            2002
                                                               -------------    -------------
BANK CAPITAL RATIOS
Core capital                                                      $197,324        $178,919
Ratio                                                                 7.75%           7.49%

Tier 1 capital                                                    $197,324        $178,919
Ratio                                                                11.21%          10.31%
Risk-based capital                                                $219,475        $200,779
Ratio                                                                12.47%          11.57%

--------------

(1) Ratios were calculated based on net income.
(2) Annualized.
(3) Represents total general and administrative expense (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenue.
(4) Represents annualized total general and administrative expense (excluding other/legal settlements) divided by average assets.
(5) Primarily due to the acquisition of First Fidelity in August 2002.